SECURITIES AND EXCHANGE COMMISSION


                     Washington, D.C.  20549



                            FORM 8-K



                         CURRENT REPORT



               PURSUANT TO SECTION 13 OR 15(d) OF



               THE SECURITIES EXCHANGE ACT OF 1934



                 March 24, 1997 (March 7, 1997)
        Date of Report (Date of earliest event reported)



                     NORTH SHORE GAS COMPANY



     (Exact name of registrant as specified in its charter)






            Illinois             2-35965         36-1558720

 (State or other jurisdiction   (Commission      (I.R.S. Employer
        of incorporation)        File Number)     Identification No.)





24th Floor, 130 East Randolph Drive, Chicago, Illinois    60601-6207
 (Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code      (312) 240-4000



Item 5.  OTHER EVENTS


Reference is made to Note 4B, "Former Mineral Processing Site in

Denver, Colorado", of the Notes to Consolidated Financial

Statements in North Shore Gas Company's (the Company) Quarterly

Report on Form 10-Q for the quarterly period ended December 31,

1996.


     In 1994, the Company received a demand from the S.W.

Shattuck Chemical Company, Inc. (Shattuck), a responsible party under CERCLA, for reimbursement, indemnification and contribution for response costs incurred at a former mineral processing site in Denver, Colorado.  Shattuck is a wholly owned subsidiary of

Salomon, Inc. (Salomon).  The demand alleges that the Company is a successor-in-interest to certain companies that were allegedly responsible during the period 1934-1941 for the disposal of

mineral processing wastes containing radium and other hazardous substances at the site.  The cost of the remedy at the site has been estimated by Shattuck to be approximately $31 million.

Salomon has provided financial assurance for the performance of the remediation at the site.


     The Company filed a declaratory judgment action against

Salomon in the District Court for the Northern District of

Illinois.  The suit asked the court to declare that the Company is not liable for response costs incurred or to be incurred at the Denver site.  Salomon filed a counterclaim for costs to be incurred by Salomon and Shattuck with respect to the site.  On

March 7, 1997, the District Court granted the Company's motion for summary judgment, declaring that the Company is not liable for any response costs in connection with the Denver site.

Salomon may appeal the ruling of the district court to the United

States Court of Appeals, Seventh Circuit.



     The Company does not believe that it has liability for the response costs, but cannot determine the matter with certainty.

At this time, the Company cannot reasonably estimate what range of loss, if any, may occur.  In the event that the Company

incurred liability, it would pursue reimbursement from insurance carriers, other responsible parties, if any, and through its rates for utility service.

















                            SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of

1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly

authorized.




                                 NORTH SHORE GAS COMPANY
                                -------------------------
                                      (Registrant)




     March 24, 1997                By: /s/ K. S. BALASKOVITS
    ---------------               --------------------------
        (Date)                         K. S. Balaskovits
                                  Vice President and Controller